Exhibit 23.1

August 28, 2012

Next Fuel, Inc.
821 Frank Street
Sheridan, WY 82801

Gentlemen:

You have requested our opinion, as counsel for Next Fuel, Inc., a Nevada corporation (the “Company”), in connection with the amended registration statement on Form S-1 (File No. 333-182474) (the “2012 Registration Statement”) and Post-Effective Amendment No. 1 to registration statement on Form S-1 (File No. 333-175466) (the "2011 Registration Statement"), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.  The 2012 Registration Statement and the 2011Registration Statement are collectively referred to as the Registration Statement").

The 2012 Registration Statement relates to an offering of 980,000 shares of the Company’s common stock (the "2012 Shares").  The 2011 Registration Statement relates to the offering of 1,400,000 shares of the Company's Common Stock (the "2011 Shares").

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the 2012 Shares and the 2011Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WARD AND SMITH, P. A.

By:	/s/ James F. Verdonik
JAMES F. VERDONIK